                   AMERICAN ABSORBENTS NATURAL PRODUCTS, INC.
       EXHIBIT 1 - STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE



Basic earnings per share represents net earnings (loss) divided by the weighted-average number of common shares outstanding for the period. Diluted earnings per share represents net earnings (loss) divided by the weighted-average number of shares outstanding, inclusive of the dilutive impact of common stock equivalents.


                                           First Quarter (three months)
                                                       Ended
                                         ---------------------------------
                                         April 30, 2001     April 30, 2000
                                         --------------     --------------
       Basic and  Diluted:

       Average Shares Outstanding             7,418,898          4,839,604

       Net Loss                          $     (123,838)    $     (151,539)

       Earnings (Loss) Per Share         $        (0.02)    $        (0.03)


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